Filed Pursuant to Rule 433
Registration No. 333-236595
June 7, 2021
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated June 7, 2021)

Issuer:	Alabama Power Company
Security:	Series 2021A 3.125% Senior Notes due July 15, 2051
Expected Ratings:*	A1(Stable)/A(Negative)/A+(Stable) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$600,000,000
Initial Public Offering Price:	99.707%
Maturity Date:	July 15, 2051
Benchmark Treasury:	1.875% due February 15, 2051
Benchmark Treasury Yield:	2.265%
Spread to Treasury:	87.5 basis points
Re-offer Yield:	3.140%
Optional Redemption:
Make-Whole Call:	Prior to January 15, 2051 at T+15 basis points
Par Call:	On or after January 15, 2051 at 100%
Coupon:	3.125%
Interest Payment Dates:	January 15 and July 15 of each year, beginning January 15, 2022
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	010392 FV5/US010392FV52
Trade Date:	June 7, 2021
Expected Settlement Date:	June 11, 2021 (T+4)
Joint Book-Running Managers:	Barclays Capital Inc. BofA Securities, Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC PNC Capital Markets LLC
Co-Managers:
BBVA Securities Inc.
FHN Financial Securities Corp.
Regions Securities LLC
Synovus Securities, Inc.
C.L. King & Associates, Inc.
MFR Securities, Inc.
Mischler Financial Group, Inc.
Samuel A. Ramirez & Company, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 1-205-257-2714, Barclays Capital Inc. toll free at 1-888-603-5847, BofA Securities, Inc. toll free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, J.P. Morgan Securities LLC collect at 212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or PNC Capital Markets LLC toll free at 1-855-881-0697.